Exhibit 10.25

PERSONAL AND CONFIDENTIAL

October 21, 2013

Mr. Frederick J. Romano

3176 Arbour Lane

Yorktown Heights, NY 10598

Dear Fred;

Voyetra Turtle Beach, Inc. (“VTB”) is pleased to extend you this offer of part-time employment with VTB as the company’s operations and supply chain advisor. Your employment will commence on October 21, 2013 and shall continue until terminated by either party as provided below. During your employment, you will report directly to Juergen Stark, VTB’s Chief Executive Officer, and perform such duties as may, from time to time, be determined and assigned by VTB’s Chief Executive Officer or his designee.

During your employment with VTB, you will be compensated for each day worked at a rate of $1,635 per day, payable in accordance with VTB’s normal payroll practices and pro-rated based on an eight hour workday for any partial day worked. You acknowledge and agree that you shall not be entitled to any other compensation from VTB with respect to your employment, and, except as required by law or the applicable plan, you shall not be eligible to participate in any employee benefit plan, program or arrangement sponsored by VTB or its affiliates.

We anticipate that the performance of your duties to VTB will require frequent travel, both domestically and internationally. You will be reimbursed for travel and business expenses in accordance with the terms of VTB’s travel and business expense reimbursement policies, each as in effect from time to time.

Your employment with VTB will be on an “at-will” basis, and either you or VTB may terminate your employment for any reason upon two weeks prior written notice to the other party. Following the termination of your employment with VTB for any reason, VTB’s sole obligation to you shall be to (i) pay you any earned compensation that remains unpaid as of your termination date and (ii) reimburse you for any reimbursable travel or business expenses incurred but not reimbursed as of your termination date in accordance with VTB’s travel and business expense reimbursement policies, each as in effect from time to time.

As a condition to the commencement of your employment with VTB, you must execute the standard VTB employee restrictive covenant agreement attached hereto as Exhibit A (the “Employee Agreement”). As a VTB employee, you will be expected to abide by VTB’s published rules and regulations.

We are very pleased to have you as part of our team again. If you have any questions regarding this offer, please contact me at the number below. If this offer is acceptable, please countersign and date this letter, execute the Employee Agreement and return the originals.

VOYETRA TURTLE BEACH, INC.

By:	/s/ Juergen Stark
Name: Juergen Stark Title: Chief Executive Officer

I have read and understand the terms of this employment offer and I accept this offer as presented:

/s/ Frederick J. Romano	11/6/2013
Frederick J. Romano	Date

100 Summit Lake Drive Ste 100 Valhalla, NY 10595	Tel: 914.345.2255	Fax: 914.345.2266	www.turtlebeach.com